Exhibit 4.29

Confidential treatment has been requested for certain portions of this exhibit. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as “[*****]” or “*******”. A complete version of this exhibit has been filed separately with the Commission pursuant to an application for confidential treatment under Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended.

     MODIFICATION 0001
TO SUBCONTRACT 200-2002-00010 (BXTR)

     Only Applicable to Goods and Services Ordered
Under Subcontract Item 0001B By Delivery Order 0001

In consideration of the mutual agreements set forth herein, Acambis Inc. (hereinafter “Contractor”) and Baxter Healthcare Corporation (hereinafter 2nd Subcontractor) hereby enter into this bilateral Modification 0001 to Subcontract 200-2002-00010 (BXTR) as follows: This Modification 0001 only applies to the performance of Subcontract Item 0001B as ordered under Subcontract Delivery Order 0001.

Description of Modification
Item 0001B

(a) This Modification deletes the requirement that 2nd Subcontractor partially assemble the vaccine, diluent, and associated materials into individual 100-dose kits. Instead, the 2nd Subcontractor shall assemble the 100-dose vials of vaccine, diluent, and associated materials into 50-vial (5,000-dose) kits as follows:

	(i)	Vaccine in 50-vial nesting trays, each tray individually boxed and each box labeled;

	(ii)	Diluent in 50-vial nesting trays, each tray individually boxed and each box labeled;

	(iii)	Bifurcated vaccinating needles in cases containing 5000 needles (50 boxes of 100 needles each) as supplied from Precision Medical Products (“PMP”); and

	(iv)	Syringes/Needles in cases as supplied from Becton, Dickinson and Company, pending assembly into packages of 50 syringes/needles each for distribution.

******

(c) This Modification deletes the requirement to maintain an electronic copy of the IND Package Insert and the Consent Forms (the “Part C Package”). Additionally, Part B packages of 100 bifurcated vaccinating needles and one (1) syringe each will not be assembled. Instead, the needles and syringes shall be packaged as described in paragraph (a) above.

(d) Except to the extent provided herein, all of the terms and conditions of the Subcontract remain unchanged.

2nd Subcontractor shall submit to the Contractor a proposal for equitable adjustment, if any, of the Subcontract price(s) associated with this Modification within 30-days after the Contractual Officer requests such a proposal. In the event that the parties are unable to agree, any dispute between Contractor and 2nd Subcontractor regarding the amount of any equitable adjustment to price resulting from this modification shall be resolved in accordance with Clauses H.22, Disputes, and H.23, Governing Law, of the Subcontract.

Subcontract No. 200-2002-00010 (BXTR)
Modification 0001

IN WITNESS WHEREOF, the parties hereto have executed this Modification 0001 to be effective as of ___ April 2002.

Acambis Inc.	Baxter Healthcare Corporation
(Contractor)	(2nd Subcontractor)

By:	By:
************	*********

Execution Date: 9 May 02	Execution Date: April 30, 2002